Exhibit 99.1

NEWS RELEASE

Contact:
Kevin Smith
Vice President, Investor Relations
(281) 388-5551

TEAM, INC. REPORTS THIRD QUARTER 2021 RESULTS
Entered Into $50 Million Subordinated Term Loan
Amended Senior Secured Term Loan Financial Covenants

SUGAR LAND, TX – Nov. 12, 2021 – Team, Inc. (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the third quarter ended Sept. 30, 2021.

“Our top line results failed to meet expectations due to a combination of factors that impacted our third quarter performance, including weather-related disruptions, challenging market dynamics, and an uneven market recovery,” said Amerino Gatti, TEAM’s Chairman and Chief Executive Officer. “While the Inspection and Heat Treating (IHT) segment delivered 5% year-over-year revenue growth, the Mechanical Services (MS) and Quest Integrity segments experienced numerous project delays. Our performance was also impacted by a delayed start to our fall turnaround projects and power outages along the Gulf Coast from Hurricane Ida, forcing refining and petrochemical facilities offline.

“During the quarter, we continued to face margin pressure from inflationary costs in several areas, such as raw materials and transportation, as well as increased costs associated with enhanced hiring programs and technician training. In addition, we absorbed higher expenses associated with the elimination of the temporary cost actions that were put in place in late March 2020. We also experienced a decline in higher margin service lines and overall activity.

“TEAM remains focused on cost discipline as the company looks for ways to reduce its internal cost structure and mitigate inflationary pressures to improve margins. We have begun working with our clients to proactively adjust pricing to reflect the increased cost environment amid tightening market conditions. In the quarter, TEAM implemented several internal initiatives to lower costs by reducing operating expenses, corporate overhead, and supply chain costs, however, these reductions are expected to be offset by increased professional and advisory fees.

“The delayed fall turnaround projects kicked off in late September and trended even higher in October, as both our domestic and international activity levels significantly increased. The step change in activity levels coupled with the billing and collection cycle created a large seasonal working capital deficit. The new $50 million subordinated term loan which closed on November 9, 2021 improves our working capital position and, with our existing term loan financial covenants waived until September 30, 2022, provides us with additional financial flexibility.

“Looking ahead, we expect to capitalize on recent market tailwinds, while remaining focused on our capabilities and long-term strategic growth. Despite the uneven economic recovery, we continue to further diversify our revenue into new markets, increase our footprint in the aerospace and defense sectors, and advance our technology ventures. We remain encouraged by the fundamental outlook for our industry across all our geographic regions and multiple end markets and expect to benefit from a robust industry over the next several years,” concluded Mr. Gatti.

Financial Results

Consolidated net loss in the third quarter of 2021 was $91.2 million ($2.94 loss per diluted share) compared to a loss of $9.1 million ($0.30 loss per diluted share) in the third quarter of 2020. Consolidated Adjusted EBITDA, a non-GAAP measure, was $1.0 million for the third quarter of 2021 compared to $18.2 million for the prior year quarter.

Consolidated revenue for the third quarter of 2021 was $217.4 million, in-line with $219.1 million in the prior year quarter. In the third quarter of 2021, consolidated gross margin was $53.3 million, or 24.5%, compared to $63.7 million, or 29.1%, in the same quarter a year ago. Gross margin was negatively impacted by inflationary cost pressures including items such as materials and labor, and a relative increase in lower margin service lines.

SG&A for the third quarter of 2021 was $67.6 million, up $6.5 million, or 10.6%, from the third quarter of 2020. The company’s adjusted measure of net income/loss, consolidated Adjusted EBIT, was a loss of $10.2 million in the third quarter of 2021 compared to positive $5.6 million in the prior year quarter.

Third quarter 2021 reported results include certain net charges not indicative of TEAM’s core operating activities, including: a non-cash goodwill impairment charge of $55.8 million for MS, $1.7 million of professional and severance costs and $2.7 million for accrued legal matters and other legal fees. Net of tax, these items totaled $60.0 million or $1.94 per diluted share.

Adjusted net loss, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the company’s revenue and operating income (loss) by segment for the quarters ended Sept. 30, 2021 and 2020 (in thousands):

	Three Months Ended September 30,		Increase (Decrease)
	2021	2020	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$101,476	$96,637	$4,839	5.0%
MS	96,403	101,738	(5,335)	(5.2)%
Quest Integrity	19,531	20,718	(1,187)	(5.7)%
Total	$217,410	$219,093	$(1,683)	(0.8)%
Operating income (loss):
IHT	$3,065	$7,720	$(4,655)	(60.3)%
MS1	(53,242)	9,581	(62,823)	NM2
Quest Integrity	1,702	3,006	(1,304)	(43.4)%
Corporate and shared support services	(22,051)	(18,010)	(4,041)	(22.4)%
Total	$(70,526)	$2,297	$(72,823)	NM2
___________________
1    Includes goodwill impairment charge of $55.8 million for the three months ended September 30, 2021.
2    NM - Not meaningful

IHT delivered year-over-year revenue growth, which was up 5.0% due to increased activity levels. IHT’s operating income declined 60.3% year-over-year as increased material costs and higher operating costs negatively impacted the segment’s margin.

MS’s revenue declined by 5.2% year-over-year as the segment realized several project deferrals and a delayed start to its fall turnaround projects. The sharp decline of operating income was primarily due to a goodwill impairment charge during the quarter as well as a lower margin revenue mix and inflationary pressures on raw materials and labor costs.

Quest Integrity’s results include a 5.7% year-over-year decline in revenue and a 43.4% decline in operating income. The decrease in Quest Integrity’s revenue and operating income was primarily related to several large projects that were delayed into the fourth quarter and 2022.

Cash and Debt

Consolidated cash and cash equivalents were $17.0 million at Sept. 30, 2021. The company’s gross debt was $403.0 million at Sept. 30, 2021, compared to $357.3 million at Dec. 31, 2020. TEAM is in compliance with its financial covenant requirements.

Going Concern

Revenues during the three months ended Sept. 30, 2021 did not meet the company's expectations. TEAM has suffered recurring losses and reductions in activities which has put pressure on the company’s near-term liquidity needs. Subsequent to quarter-end, TEAM had limited borrowing capacity to fund its increasing working capital needs.

The company’s borrowing capacity and cash are not expected to be sufficient to fund its planned operations for at least twelve months beyond the date of its financial statements for the third quarter of 2021, which raises doubt about the company’s ability to continue as a going concern. Management evaluated its current financial condition and liquidity sources, including current cash balances, forecasted cash flows, the company’s obligations due within twelve months of the date its financial statements for third quarter of 2021 are issued and its debt obligations in evaluating TEAM’s ability to continue as a going concern.

While TEAM has taken actions to address its near-term liquidity needs by reducing costs, improving operations, and entering into a new subordinated term loan, management has concluded that there is substantial doubt about the ability for the company to continue as a going concern for at least twelve months following the date our financial statements for the third quarter of 2021 are issued.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts, and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Friday, Nov. 12, 2021 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its third quarter 2021 results.

By Phone: Dial 1-877-407-5794 inside the U.S. or 1-201-389-0869 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through Nov. 19, 2021 by dialing 1-877-660-6853 inside the U.S. or 201-612-7415 outside the U.S. using the Conference ID 13725126#.

By Webcast: The call will be broadcast over the web and can be accessed on TEAM’s website, www.teaminc.com under “Investor Relations.” Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of the COVID-19 pandemic and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenues	$217,410	$219,093	$650,901	$645,236
Operating expenses	164,089	155,388	491,115	466,669
Gross margin	53,321	63,705	159,786	178,567
Selling, general and administrative expenses	67,553	61,089	202,155	198,415
Restructuring and other related charges, net	457	319	2,614	3,365
Goodwill impairment charge	55,837	—	55,837	191,788
Operating income (loss)	(70,526)	2,297	(100,820)	(215,001)
Interest expense, net	9,974	7,757	28,968	21,847
Other expense, net	1,760	655	3,754	1,292
Loss before income taxes	(82,260)	(6,115)	(133,542)	(238,140)
Provision (benefit) for income taxes	8,922	2,958	9,424	(15,812)
Net loss	$(91,182)	$(9,073)	$(142,966)	$(222,328)

Loss per common share:
Basic and diluted	$(2.94)	$(0.30)	$(4.62)	$(7.27)

Weighted-average number of shares outstanding:
Basic and diluted	30,980	30,628	30,933	30,599

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,	December 31,
	2021	2020
	(unaudited)

Cash and cash equivalents	$16,972	$24,586

Other current assets	304,180	259,146

Property, plant and equipment, net	160,869	170,309

Other non-current assets	203,410	276,934

Total assets	$685,431	$730,975

Current portion of long-term debt and finance lease obligations	$663	$337

Other current liabilities	181,225	132,667

Long-term debt and finance lease obligations, net of current maturities	362,965	312,159

Other non-current liabilities	65,141	71,209

Stockholders’ equity	75,437	214,603

Total liabilities and stockholders’ equity	$685,431	$730,975

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Nine Months Ended September 30,
	2021	2020

Net loss	$(142,966)	$(222,328)

Depreciation and amortization	31,416	34,709

Allowance for credit losses	1,985	1,160

Deferred income taxes	5,083	(3,132)

Non-cash compensation costs	5,576	4,073

Goodwill impairment charges	55,837	191,788

Changes in operating assets and liabilities	158	8,084

Other	7,050	5,811

Net cash (used in) provided by operating activities	(35,861)	20,165

Capital expenditures	(12,376)	(16,684)

Business acquisitions, net of cash acquired	—	(1,013)

Proceeds from disposal of assets	154	198

Other	—	(53)

Net cash used in investing activities	(12,222)	(17,552)

Net borrowings under Credit Facility revolver	—	10,802

Net borrowings under ABL Facility	45,100	—

Payments under Credit Facility term loan	—	(3,750)

Payments for debt issuance costs	(2,899)	(1,841)

Taxes paid for net share settlement of share-based awards, net	(102)	(350)

Other	(356)	(199)

Net cash provided by financing activities	41,743	4,662

Effect of exchange rate changes on cash and cash equivalents	(1,274)	161

Net change in cash and cash equivalents	$(7,614)	$7,436

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
IHT	$101,476	$96,637	$310,077	$284,992
MS	96,403	101,738	280,966	299,077
Quest Integrity	19,531	20,718	59,858	61,167
	$217,410	$219,093	$650,901	$645,236

Operating income (loss) (“EBIT”)
IHT[1]	$3,065	$7,720	$10,824	$(179,690)
MS2	(53,242)	9,581	(50,799)	20,502
Quest Integrity	1,702	3,006	7,152	9,801
Corporate and shared support services	(22,051)	(18,010)	(67,997)	(65,614)
	$(70,526)	$2,297	$(100,820)	$(215,001)

Segment Adjusted EBIT
IHT	$3,155	$7,829	$11,399	$13,245
MS	2,734	11,386	5,532	23,974
Quest Integrity	1,725	3,192	7,426	10,127
Corporate and shared support services	(17,838)	(16,848)	(56,584)	(59,178)
	$(10,224)	$5,559	$(32,227)	$(11,832)

Segment Adjusted EBITDA
IHT	$6,303	$11,438	$21,287	$24,583
MS	7,684	16,877	20,964	40,371
Quest Integrity	2,319	4,161	9,442	12,869
Corporate and shared support services	(15,312)	(14,267)	(46,928)	(50,873)
	$994	$18,209	$4,765	$26,950

___________________
1    Includes goodwill impairment charge of $191.8 million for the nine months ended September 30, 2020. Excluding the goodwill impairment charge, operating income for IHT would be $12.1 million for the nine months ended September 30, 2020.
2    Includes goodwill impairment charge of $55.8 million for the three and nine months ended September 30, 2021. Excluding the goodwill impairment charge, operating income for MS would be $2.6 million and $5.0 million for the three months and nine months ended September 30, 2021, respectively.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted EBIT to exclude the following items: costs associated with our OneTEAM program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items that we believe are not indicative of core operating activities. Consolidated adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated adjusted EBITDA further excludes from consolidated adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment adjusted EBIT is equal to segment operating income (loss) excluding costs associated with our OneTEAM program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items as determined by management. Segment adjusted EBITDA further excludes from segment adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated adjusted EBIT, and consolidated adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment adjusted EBIT and segment adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Adjusted Net Income (Loss):
Net loss	$(91,182)	$(9,073)	$(142,966)	$(222,328)
Professional fees and other[1]	1,273	929	3,107	3,986
Legal costs[2]	2,736	230	6,845	1,926
Severance charges, net[3]	456	1,635	2,804	5,001
Natural disaster costs[4]	—	500	—	500
Goodwill impairment charges	55,837	—	55,837	191,788
Tax impact of adjustments and other net tax items[5]	(305)	(692)	(368)	(15,610)
Adjusted net loss	$(31,185)	$(6,471)	$(74,741)	$(34,737)

Adjusted net loss per common share:
Basic	$(1.01)	$(0.21)	$(2.42)	$(1.14)
Diluted	$(1.01)	$(0.21)	$(2.42)	$(1.14)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(91,182)	$(9,073)	$(142,966)	$(222,328)
Provision (benefit) for income taxes	8,922	2,958	9,424	(15,812)
Interest expense, net	9,974	7,757	28,968	21,847
Foreign currency losses[7]	1,933	752	4,274	1,641
Pension credits[6]	(173)	(129)	(520)	(381)
Professional fees and other[1]	1,273	929	3,107	3,986
Legal costs[2]	2,736	230	6,845	1,926
Severance charges, net[3]	456	1,635	2,804	5,001
Natural disaster costs[4]	—	500	—	500
Goodwill impairment charges	55,837	—	55,837	191,788
Consolidated Adjusted EBIT	(10,224)	5,559	(32,227)	(11,832)
Depreciation and amortization
Amount included in operating expenses	4,841	5,794	15,391	17,517
Amount included in SG&A expenses	5,269	5,729	16,025	17,192
Total depreciation and amortization	10,110	11,523	31,416	34,709
Non-cash share-based compensation costs	1,108	1,127	5,576	4,073
Consolidated Adjusted EBITDA	$994	$18,209	$4,765	$26,950

Free Cash Flow:
Cash provided by (used in) operating activities	$(1,062)	$(7,080)	$(35,861)	$20,165
Capital expenditures	(3,156)	(4,198)	(12,376)	(16,684)
Free Cash Flow	$(4,218)	$(11,278)	$(48,237)	$3,481
____________________________________
1    For the three and nine months ended September 30, 2021, includes $0.2 million and $1.7 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs). For the three and nine months ended September 30, 2020, includes $0.6 million and $2.6 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
2    For the three and nine months ended September 30, 2021, primarily relates to accrued legal matters and other legal fees. For the three months and nine months ended September 30, 2020, primarily relates to costs associated with international legal matters.
3    For the three months and nine months ended September 30, 2021, $0.5 million and $2.6 million, respectively, associated with the Operating Group Reorganization and other continuing restructuring measures. For the three and nine months ended September 30, 2020, severance charges are associated with the OneTEAM program, including international operations.
4    Amount represents the insurance deductible for hurricane damage incurred for the three months ended September 30, 2020.
5    Represents the tax effect of the adjustments. Beginning in Q2 2021, we now use the statutory tax rate, net of valuation allowance by legal entity to determine the tax effect of the adjustments. Prior to Q2 2021, we used an assumed marginal tax rate of 21% except for the adjustment of the goodwill impairment charge in Q1 2020 for which the actual tax impact was used. We have restated the prior period tax impact to use the statutory tax rate by legal entity, net of valuation allowance.
6    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
7    Represents foreign currency losses. For prior period, includes other nominal fees.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income (loss)	$3,065	$7,720	$10,824	$(179,690)
Severance charges, net[1]	90	88	575	1,126
Natural disaster costs[2]	—	21	—	21
Goodwill impairment charge	—	—	—	191,788
Adjusted EBIT	3,155	7,829	11,399	13,245
Depreciation and amortization	3,148	3,609	9,888	11,338
Adjusted EBITDA	$6,303	$11,438	$21,287	$24,583

MS
Operating income	$(53,242)	$9,581	$(50,799)	$20,502
Severance charges, net[1]	139	1,326	494	2,993
Natural disaster costs[2]	—	479	—	479
Goodwill impairment charge	55,837	—	55,837	—
Adjusted EBIT	2,734	11,386	5,532	23,974
Depreciation and amortization	4,950	5,491	15,432	16,397
Adjusted EBITDA	$7,684	$16,877	$20,964	$40,371

Quest Integrity
Operating income	$1,702	$3,006	$7,152	$9,801
Severance charges, net[1]	23	186	274	326
Adjusted EBIT	1,725	3,192	7,426	10,127
Depreciation and amortization	594	969	2,016	2,742
Adjusted EBITDA	$2,319	$4,161	$9,442	$12,869

Corporate and shared support services
Net loss	$(42,707)	$(29,380)	$(110,143)	$(72,941)
Provision (benefit) for income taxes	8,922	2,958	9,424	(15,812)
Interest expense, net	9,974	7,757	28,968	21,847
Foreign currency losses[6]	1,933	752	4,274	1,641
Pension credits[3]	(173)	(129)	(520)	(381)
Professional fees and other[4]	1,273	929	3,107	3,986
Legal costs[5]	2,736	230	6,845	1,926
Severance charges, net[1]	204	35	1,461	556
Adjusted EBIT	(17,838)	(16,848)	(56,584)	(59,178)
Depreciation and amortization	1,418	1,454	4,080	4,232
Non-cash share-based compensation costs	1,108	1,127	5,576	4,073
Adjusted EBITDA	$(15,312)	$(14,267)	$(46,928)	$(50,873)
___________________
1    Primarily relates to severance charges incurred associated with the Operating Group Reorganization and other continuing restructuring measures for the three and nine months ended September 30, 2021. For the three and nine months ended September 30, 2020, relates to severance charges associated with the OneTEAM program, including international restructuring under the OneTEAM program.
2    Amount represents the insurance deductible for hurricane damage incurred for the three months ended September 30, 2020.
3    Represents pension credit for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
4    For the three and nine months ended September 30, 2021, includes $0.2 million and $1.7 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs). For the three and nine months ended September 30, 2020, includes $0.6 million and $2.6 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
5    For the three and nine months ended September 30, 2021, primarily relates to accrued legal matters and other legal fees. For the three and nine months ended September 30, 2020, primarily relates to costs associated with international legal matters.
6    Represents foreign currency gain/loss. For prior periods, includes other nominal fees.